Farmer Mac Announces Election of Two New Directors

WASHINGTON, D.C., May 12, 2020 – Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation’s secondary market provider that increases the availability and affordability of credit for the benefit of rural America, today announced that Amy H. Gales and W. David Hemingway have been elected as the newest members of the company’s board of directors. They replace Thomas W. Hill and Clark B. Maxwell on Farmer Mac’s board, both of whom chose not to stand for re-election.
“We welcome Amy and David to Farmer Mac’s board of directors. Their service will complement our other board members’ experience and insight as we respond to the challenges of COVID-19 from a position of financial strength while remaining focused on our important mission of supporting farmers, ranchers and rural communities,” said LaJuana S. Wilcher, Farmer Mac’s Board Chair. “We also offer our sincere gratitude to Tom and Clark for their significant contributions to Farmer Mac during their many years of service on the board.”
Ms. Gales brings significant business experience in the agricultural finance and banking industries from a career that spanned nearly four decades. She most recently served as an Executive Vice President and member of the management executive committee of CoBank, ACB and previously held leadership positions at two commercial banks. Ms. Gales was raised on a family farm in Southern Minnesota and led a diversified grain marketing and farm supply cooperative from 1997 to 1999. Ms. Gales has also served on several boards during her career, including Farm Credit Leasing and the Food Bank of the Rockies. Commenting on her appointment, Ms. Gales stated, “I am thankful for the opportunity to serve on Farmer Mac’s board during a time when its mission to serve farmers, ranchers, and rural America is especially important.”
Mr. Hemingway spent his entire 42-year career in banking at Zions Bancorporation and its affiliates, where he focused on investments, capital markets, and public finance and served as an executive officer from 1984 to 2015. Mr. Hemingway also has significant experience serving as a board member for other institutions with a national scope, including previously serving as a member of Farmer Mac’s board from 1996 to 2004. He served on the board of directors of the Federal Home Loan Bank of Seattle during that same time period and also previously served as Chairman of the Utah Bankers Association. Mr. Hemingway added, “It’s a privilege to rejoin Farmer Mac’s board. I have always appreciated the importance of the company’s mission and am pleased to see the company performing so well as it has increased its focus on mission fulfillment through the years.”
Mr. Hemingway joins four other board members elected each year by holders of Class A voting common stock (NYSE: AGM.A), and Ms. Gales joins four other board members elected each year by holders of

Class B voting common stock (not listed on any exchange). An additional five board members are appointed by the President of the United States with the advice and consent of the United States Senate.
More information about both newly elected directors and the other members of Farmer Mac’s board is included in Farmer Mac’s 2020 proxy statement filed with the SEC on April 6, 2020, which is available in the “Investors” section of Farmer Mac’s website at www.farmermac.com.
About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation’s secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac’s customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.
CONTACT:         Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

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